Exhibit 99.1

Investor Relations Contact:
Isabell Novakov
214-252-4029
inovakov@plainscapital.com

Hilltop Holdings Inc. Announces Financial Results for Third Quarter 2014

DALLAS — (BUSINESS WIRE) November 4, 2014 — Hilltop Holdings Inc. (NYSE: HTH) (“Hilltop”), the parent company of PlainsCapital Corporation (“PlainsCapital”), announced financial results for the third quarter of 2014.  PlainsCapital, through its operating subsidiaries PlainsCapital Bank (the “Bank”), PrimeLending and First Southwest, provides banking, mortgage origination and financial advisory services, respectively. Hilltop’s insurance subsidiary, National Lloyds Corporation (“NLC”), provides property and casualty insurance.

Hilltop produced income to common stockholders of $23.4 million, or $0.26 per diluted share, for the third quarter of 2014, compared to $38.2 million, or $0.43 per diluted share, for the third quarter of 2013. Hilltop’s annualized return on average assets and return on average equity for the third quarter of 2014 were 1.03% and 6.51%, respectively. The return on average assets and return on average equity for the third quarter of 2013 were 2.08% and 12.73%, respectively.

“This quarter marked the one year anniversary of the FNB Transaction, an important milestone for Hilltop. The Bank continues to benefit from a higher yielding loan portfolio while the team focuses on rationalizing the platform, as evidenced by the recent announcement to close former FNB branches primarily in the Rio Grande Valley. PrimeLending experienced positive results as the business successfully maintains its superior market position resulting from a strong purchase franchise. National Lloyds had a solid quarter as earned premiums grew, weather severity remain subdued, and operating expenses were flat,” said Jeremy Ford, CEO of Hilltop.

“As we transition into the final months of the pending SWS transaction, we continue to be excited at the prospects of building a dominant broker-dealer through the combination of SWS and First Southwest. Hilltop is seeking to become a premier Texas-based bank and prominent diversified financial services company, and SWS will be a key component in the next phase of this strategy.”

Third Quarter 2014 Highlights for Hilltop:

•            Total assets decreased to $9.18 billion at September 30, 2014, compared to $9.40 billion at June 30, 2014;

•            Total stockholders’ equity increased $26.6 million from June 30, 2014 to $1.42 billion at September 30, 2014;

•            Non-covered loans(1) held for investment, net of allowance for loan losses, increased 1.4% to $3.77 billion, and covered loans(1), net of allowance for loan losses, decreased 11.1% to $747.5 million from June 30, 2014 to September 30, 2014;

•            Loans held for sale decreased $138.1 million to $1.27 billion from June 30, 2014 to September 30, 2014;

•            Total deposits increased $81.0 million from June 30, 2014 to $6.24 billion at September 30, 2014;

•            Hilltop was well-capitalized with a Tier 1 Leverage Ratio(2) of 13.63% and Total Capital Ratio of 19.28% at September 30, 2014; and

•            Hilltop continues to retain approximately $153 million of freely usable cash, as well as excess capital at its subsidiaries, at September 30, 2014.

(1)  “Covered loans” refers to loans acquired in the FNB Transaction that are subject to loss-share agreements with the FDIC, while all other loans are referred to as “non-covered loans.”

(2)  Based on the end of period Tier 1 capital divided by total average assets during the third quarter of 2014, excluding goodwill and intangible assets.

For the third quarter of 2014, consolidated net interest income was $85.8 million compared to $71.9 million in the third quarter of 2013, a 19.3% increase primarily due to the inclusion of operations associated with the assumption of substantially all of the liabilities and acquisition of substantially all of the assets of Edinburg, Texas-based First National Bank from the Federal Deposit Insurance Corporation (“FDIC”), as receiver (the “FNB Transaction”). The consolidated taxable equivalent net interest margin was 4.38% for the third quarter of 2014, an 8 basis point decrease from 4.46% in the third quarter of 2013.  During the third quarter of 2014, the consolidated taxable equivalent net interest margin was impacted by accretion of discount on loans of $15.6 million, amortization of premium on acquired securities of $0.9 million and amortization of premium on acquired time deposits of $1.1 million.

For the third quarter of 2014, noninterest income was $212.1 million compared to $215.1 million in the third quarter of 2013, a 1.4% decrease. The decline was primarily related to the recognition of a bargain purchase gain related to the FNB transaction during the third quarter of 2013, however noninterest income in our insurance and financial advisory segments increased in the third quarter of 2014. Net gains from the sale of loans, other mortgage production income and mortgage loan origination fees from our mortgage segment declined $1.2 million from the third quarter of 2013 to $126.2 million in the third quarter of 2014. Mortgage loan originations totaled $2.95 billion in the third quarter of 2014, up from $2.85 billion in the third quarter of 2013. Net insurance premiums earned increased to $41.8 million in the third quarter of 2014 from $40.0 million in the third quarter of 2013, which was primarily due to increases in net insurance premiums written during 2013. Advisory fees and commissions from our financial advisory segment were $24.1 million in the third quarter of 2014 compared to $22.3 million in the third quarter of 2013, as results year over year improved in the public finance business.

For the third quarter of 2014, noninterest expense was $254.7 million compared to $216.6 million in the third quarter of 2013, a 17.6% increase primarily attributable to the inclusion of operations acquired as part of the FNB Transaction and the write-down of certain covered OREO assets. Employees’ compensation and benefits increased $7.2 million, or 6.1%, from the third quarter of 2013 to $126.4 million in the third quarter of 2014, primarily due to additional compensation expense within our banking segment resulting from the FNB Transaction and higher variable compensation tied to mortgage origination volume, partially offset by lower fixed compensation resulting from headcount reductions in the third and fourth quarters of 2013 within our mortgage origination segment. Loss and loss adjustment expenses declined to $22.6 million in the third quarter of 2014 from $24.6 million in the third quarter of 2013. This decline was primarily due to improved claims loss experience associated with the significant decline in the severity of severe weather-related events during 2014. Primarily caused by the FNB Transaction, occupancy and equipment expense increased by $4.4 million from the third quarter of 2013 to $25.3 million in the third quarter of 2014, and other noninterest expense increased to $68.8 million in the third quarter of 2014 from $40.1 million in the third quarter of 2013. Other noninterest expense includes OREO expenses. During the third quarter of 2014, the Bank wrote down certain covered OREO assets acquired in the FNB transaction by $14.4 million to reflect new appraisals. The downward valuation adjustments reflect changes to assumptions regarding the fair value of the OREO, including in some cases the intended use of the OREO, due to the availability of more information as well as the passage of time. Amortization of identifiable intangibles from purchase accounting was $2.6 million for the third quarter of 2014.

For the third quarter of 2014, the provision for loan losses was $4.0 million, compared to $10.7 million for the third quarter of 2013. The third quarter of 2014 provision included charges for loan losses related to newly originated loans and acquired loans without credit impairment at acquisition of $2.6 million and purchased credit impaired (“PCI”) loans of $1.4 million. Net charge-offs on non-covered loans for the third quarter of 2014 were $1.6 million, and the allowance for non-covered loan losses was $39.0 million, or 1.04% of total non-covered loans at September 30, 2014. Non-covered, non-performing assets at September 30, 2014 were $27.0 million, or 0.29% of total assets, compared to $28.2 million, or 0.32% of total assets, at December 31, 2013.

SWS Group Transaction

On March 31, 2014, we entered into a definitive merger agreement with SWS Group, Inc. (“SWS”) providing for the merger of SWS with and into a subsidiary of Hilltop formed for the purpose of facilitating this transaction. Under the terms of the merger agreement, SWS stockholders will receive per share consideration of 0.2496 shares of Hilltop common stock and $1.94 of cash, equating to $6.94 per share based on Hilltop’s closing price on September 30, 2014. The value of the merger consideration will fluctuate with the market price of Hilltop common stock. We intend to fund the cash portion of the consideration, currently estimated at approximately $78 million in the aggregate, through available cash. The merger is subject to customary closing conditions, including regulatory approvals and approval of the stockholders of SWS.

Condensed Balance Sheet	September 30,	June 30,	March 31,	December 31,	September 30,
($000s)	2014	2014	2014	2013	2013
Cash and due from banks	635,933	673,972	889,950	713,099	976,188
Securities	1,332,342	1,328,716	1,329,690	1,261,989	1,322,635
Loans held for sale	1,272,813	1,410,873	887,200	1,089,039	1,046,801
Non-covered loans, net of unearned income	3,768,843	3,714,837	3,646,946	3,514,646	3,310,224
Allowance for non-covered loan losses	(39,027)	(36,431)	(34,645)	(33,241)	(33,180)
Non-covered loans, net	3,729,816	3,678,406	3,612,301	3,481,405	3,277,044
Covered loans, net of allowance for loan losses	747,514	840,898	909,783	1,005,308	1,096,590
Covered other real estate owned	126,798	142,174	152,310	142,833	119,670
FDIC indemnification asset	149,788	175,114	188,736	188,291	190,041
Premises and equipment, net	205,734	201,545	202,155	200,706	187,857
Other assets	979,664	944,750	861,307	821,452	876,766
Total assets	9,180,402	9,396,448	9,033,432	8,904,122	9,093,592

Deposits	6,236,282	6,155,310	6,663,176	6,722,918	6,936,162
Short-term borrowings	845,984	1,187,193	491,406	342,087	305,297
Notes payable	55,684	55,584	55,465	56,327	140,111
Other liabilities	618,708	601,199	468,172	470,868	505,669
Total liabilities	7,756,658	7,999,286	7,678,219	7,592,200	7,887,239
Total Hilltop stockholders' equity	1,422,975	1,396,442	1,354,497	1,311,141	1,205,475
Noncontrolling interest	769	720	716	781	878
Total liabilities & stockholders' equity	9,180,402	9,396,448	9,033,432	8,904,122	9,093,592

	Three Months Ended
Condensed Income Statement	September 30,	June 30,	March 31,	December 31,	September 30,
($000s)	2014	2014	2014	2013	2013
Interest income	93,217	104,408	91,828	98,601	79,702
Interest expense	7,457	5,962	6,407	10,002	7,786
Net interest income	85,760	98,446	85,421	88,599	71,916
Provision for loan losses	4,033	5,533	3,242	2,206	10,658
Net interest income after provision for loan losses	81,727	92,913	82,179	86,393	61,258
Noninterest income	212,135	203,281	170,100	182,479	215,095
Noninterest expense	254,744	251,212	212,629	219,752	216,592
Income before income taxes	39,118	44,982	39,650	49,120	59,761
Income tax expense	14,010	16,294	14,354	18,090	20,115
Net income	25,108	28,688	25,296	31,030	39,646
Less: Net income attributable to noncontrolling interest	296	177	110	160	339
Income attributable to Hilltop	24,812	28,511	25,186	30,870	39,307
Dividends on preferred stock	1,426	1,426	1,426	1,342	1,133
Income applicable to Hilltop common stockholders	23,386	27,085	23,760	29,528	38,174

	Three Months Ended
	September 30,	June 30,	March 31,	December 31,	September 30,
Selected Financial Data	2014	2014	2014	2013	2013
Return on average stockholders’ equity	6.51%	7.99%	7.65%	9.31%	12.73%
Return on average assets	1.03%	1.24%	1.14%	1.31%	2.08%
Net interest margin (taxable equivalent)	4.38%	5.18%	4.62%	4.52%	4.46%
Earnings per common share ($):
Basic	0.26	0.30	0.26	0.34	0.45
Diluted	0.26	0.30	0.26	0.34	0.43
Weighted average shares outstanding (000’s):
Basic	89,711	89,709	89,707	87,027	83,493
Diluted	90,558	90,569	90,585	87,871	90,460
Book value per share ($)	14.51	14.22	13.76	13.27	13.00
Shares outstanding (000’s)	90,180	90,181	90,178	90,176	83,959

	September 30,	June 30,	March 31,	December 31,	September 30,
Capital Ratios	2014	2014	2014	2013	2013

Tier 1 capital (to average quarterly assets):
Bank	9.95%	9.97%	9.53%	9.29%	11.05%
Hilltop	13.63%	13.51%	13.12%	12.81%	13.96%
Tier 1 capital (to risk-weighted assets):
Bank	13.48%	13.22%	13.47%	13.38%	12.76%
Hilltop	18.57%	18.11%	18.66%	18.53%	16.56%
Total capital (to risk-weighted assets):
Bank	14.21%	13.90%	14.14%	14.00%	13.36%
Hilltop	19.28%	18.79%	19.32%	19.13%	17.14%

	Three Months Ended September 30,
	2014			2013
	Average	Interest	Annualized	Average	Interest	Annualized
	Outstanding	Earned or	Yield or	Outstanding	Earned or	Yield or
	Balance	Paid	Rate	Balance	Paid	Rate
Assets
Interest-earning assets
Loans, gross (1)	$5,641,750	$80,719	5.65%	$4,451,589	$68,585	6.07%
Investment securities - taxable	1,161,583	7,688	2.63%	976,775	7,202	2.93%
Investment securities - non-taxable (2)	185,394	1,731	3.74%	166,789	1,594	3.82%
Federal funds sold and securities purchased under agreements to resell	14,459	10	0.29%	36,762	35	0.38%
Interest-bearing deposits in other financial institutions	566,195	303	0.21%	612,955	282	0.26%
Other	258,325	3,347	5.13%	166,559	2,546	6.07%
Interest-earning assets, gross	7,827,706	93,798	4.74%	6,411,429	80,244	4.94%
Allowance for loan losses	(40,934)			(29,042)
Interest-earning assets, net	7,786,772			6,382,387
Noninterest-earning assets	1,290,543			915,985
Total assets	$9,077,315			$7,298,372

Liabilities and Stockholders’ Equity
Interest-bearing liabilities
Interest-bearing deposits	$4,265,012	$4,117	0.38%	$3,683,586	$3,685	0.40%
Notes payable and other borrowings	1,168,461	3,340	1.12%	802,391	4,101	2.02%
Total interest-bearing liabilities	5,433,473	7,457	0.54%	4,485,977	7,786	0.69%
Noninterest-bearing liabilities
Noninterest-bearing deposits	1,891,576			1,354,460
Other liabilities	338,825			276,210
Total liabilities	7,663,874			6,116,647
Stockholders’ equity	1,412,913			1,181,165
Noncontrolling interest	528			560
Total liabilities and stockholders’ equity	$9,077,315			$7,298,372

Net interest income (2)		$86,341			$72,458
Net interest spread (2)			4.20%			4.25%
Net interest margin (2)			4.38%			4.46%

(1) Average balance includes non-accrual loans.

(2) Annualized taxable equivalent adjustments are based on a 35% tax rate. The adjustment to interest income was $0.6 million and $0.5 million for the three months ended September 30, 2014 and 2013, respectively.

Conference Call Information

Hilltop will host a live webcast and conference call at 4:30 PM Central (5:30 PM Eastern), Tuesday, November 4, 2014. Hilltop President and CEO Jeremy B. Ford and other key management members will discuss results for the third quarter of 2014. Interested parties can access the conference call by dialing 1-877-508-9457 (domestic) or 1-412-317-0789 (international). The conference call also will be webcast simultaneously on Hilltop’s Investor Relations website (http://ir.hilltop-holdings.com).

About Hilltop

Hilltop Holdings is a Dallas-based financial holding company. Through its wholly owned subsidiary, PlainsCapital Corporation, a regional commercial banking franchise, it has three operating subsidiaries: PlainsCapital Bank, PrimeLending, and First Southwest. Through Hilltop Holdings’ other wholly owned subsidiary, National Lloyds Corporation, it provides property and casualty insurance through two insurance companies, National Lloyds Insurance Company and American Summit Insurance Company. At September 30, 2014, Hilltop employed approximately 4,400 people and operated approximately 400 locations in 45 states. Hilltop Holdings’ common stock is listed on the New York Stock Exchange under the symbol “HTH.” Find more information at Hilltop-Holdings.com and PlainsCapital.com.

IMPORTANT INFORMATION FOR INVESTORS AND SHAREHOLDERS

This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval.  In connection with the proposed transaction, Hilltop has filed with the Securities and Exchange Commission (“SEC”) a registration statement on Form S-4 (Registration No. 333-196367) including a definitive proxy statement of SWS that also constitutes a prospectus of Hilltop and other relevant documents regarding the proposed transaction.  The definitive proxy statement/prospectus was mailed to stockholders of SWS.  INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT/PROSPECTUS AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC BECAUSE THEY CONTAIN IMPORTANT INFORMATION.  You may obtain a free copy of the definitive proxy statement/prospectus and other relevant documents filed by Hilltop or SWS with the SEC at the SEC’s website at www.sec.gov.  Copies of the documents filed by Hilltop with the SEC will be available free of charge on Hilltop’s website at www.hilltop-holdings.com or by contacting Investor Relations at 214-252-4029.

Hilltop and its respective directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction.  You can find information about Hilltop’s executive officers and directors in Hilltop’s most recent proxy statement, which was filed with the SEC on May 2, 2014.  Additional information regarding the interests of such persons are contained in the definitive proxy statement/prospectus and other relevant documents filed with the SEC.  Investors should read the definitive proxy statement/prospectus carefully before making any voting or investment decisions.  You may obtain free copies of these documents from Hilltop using the sources indicated above.

FORWARD-LOOKING STATEMENTS

This press release contains “forward-looking” statements within the meaning of the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements anticipated in such statements. Forward-looking statements speak only as of the date they are made and, except as required by law, we do not assume any duty to update forward-looking statements. Such forward-looking statements include, but are not limited to, statements concerning acquisitions, including our pending acquisition of SWS Group, Inc. (“SWS”), integration of the assets and operations acquired in the FNB Transaction, mortgage loan origination volume, market trends, organic growth, commitment utilization, exposure management in our insurance operations, loan performance, our other plans, objectives, strategies, expectations and intentions and other statements that are not statements of historical fact, and may be identified by words such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “forecasts,” “goal,” “intends,” “may,” “might,” “probable,” “projects,” “seeks,” “should,” “view,” or “would” or the negative of these words and phrases or similar words or phrases. The following factors, among others, could cause actual results to differ from those set forth in the forward-looking statements: (i) risks related to our pending acquisition of SWS, including our ability to achieve the synergies and value creation contemplated by the pending acquisition and the diversion of management time on acquisition-related issues; (ii) risks associated with merger and acquisition integration, including our ability to promptly and effectively integrate our businesses with those of FNB and SWS; (iii) our ability to estimate loan losses; (iv) changes in the default rate of our loans; (v) risks associated with concentration in real estate related loans; (vi) our ability to obtain reimbursements for losses on acquired loans under loss-share agreements with the FDIC; (vii) changes in general economic, market and business conditions in areas or markets where we compete; (viii) severe catastrophic events in our geographic area; (ix) changes in the interest rate environment; (x) cost and availability of capital; (xi) changes in state and federal laws, regulations or policies affecting one or more of our business segments, including changes in regulatory fees, deposit insurance premiums, capital requirements and the Dodd-Frank Wall Street Reform and Consumer Protection Act; (xii) our ability to use net operating loss carry forwards to reduce future tax payments; (xiii) approval of new, or changes in, accounting policies and practices; (xiv) changes in key management; (xv) competition in our banking, mortgage origination, financial advisory and insurance segments from other banks and financial institutions, as well as insurance companies, mortgage bankers, investment banking and financial advisory firms, asset-based non-bank lenders and government agencies; (xvi) failure of our insurance segment reinsurers to pay obligations under reinsurance contracts; (xvii) our ability to use excess cash in an effective manner, including the execution of successful acquisitions; and (xviii) our participation in governmental programs, including the Small Business Lending Fund. For further discussion of such factors, see the risk factors described in our Annual Report on Form 10-K for the year ended December 31, 2013, Quarterly Report on Form 10-Q for the three and nine months ended September 30, 2014, and other reports filed with the Securities and Exchange Commission. All forward-looking statements are qualified in their entirety by this cautionary statement.

Source: Hilltop Holdings Inc.